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Robinette To Head Jefferson Federal Bank Knoxville Market

         Morristown, Tennessee (January 21, 2005) - Jefferson Bancshares, Inc. (Nasdaq:JFBI), the holding company for Jefferson Federal Bank, today announced that Charles Robinette has been selected as Chairman of Jefferson Federal Bank's Knoxville, Tennessee region.

         Originally chartered as a Savings and Loan, Jefferson Federal has been conducting business in Morristown since 1963. In July 2003, Jefferson Federal reorganized from the mutual holding company structure to the stock holding company structure. In connection with this conversion, Jefferson Bancshares sold approximately 6.6 million shares of its common stock in a public offering. The conversion has allowed Jefferson Federal to grow its core businesses, compete more effectively in the financial services marketplace and has created a more active and liquid market for the Jefferson Bancshares' common stock. Consumer loan, commercial loan and mortgage lending operations began January 1, 2005 at 8920 Executive Park Drive in Knoxville at Jefferson Federal Bank's Cedar Bluff location, and full service centers are to follow at other locations later in the year.

     "This move into the Knoxville market, and all subsequent operational issues, will be guided by Charles," said Andy Smith, CEO and President of Jefferson Federal Bank in Morristown. Smith added, "His extensive banking background, understanding of customer relationship issues and management style are exactly what we need in Knoxville. Our growth expectations are greatly enhanced with Charles leading this expansion."

     The focus for the Knoxville region during the first half of the year will center around consumer, commercial and mortgage lending. As a result of Jefferson Federal Bank's secondary lender relationship, it will be providing customers with extremely competitive mortgages featuring expanded terms and attractive rates. While all this is taking place, the bank will also be positioning to develop several other full service retail centers in the Knoxville area. Long known for its community involvement and leadership in and around Hamblen County, Jefferson Federal Bank will no doubt bring the same community dedication and exemplary customer service record to the Knoxville market.

     Originally from Southwest Virginia, Robinette received his Bachelor of Arts degree from the University of Kentucky and a Juris Doctorate from the University of Memphis in 1972. He later completed other graduate studies from the University of Wisconsin.

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     Before moving to Knoxville approximately seven years ago, Robinette practiced law in Kingsport for some fourteen years, after which he went into the banking industry. In 1988, he moved to Morristown where he ran a local savings institution. As a result of banking mergers over the years, he eventually became affiliated with a large regional commercial bank. In that position, he was named Chairman/CEO of a $500 million bank in Knoxville in 1997 and in 2001 was named Chairman/CEO for the East Tennessee/Southeast Kentucky region, which had $1.5 billion in total assets at 55 locations.

     Throughout his career, Robinette has been involved with a number of civic and community related endeavors. He has served as a past Metropolitan Board Member of the YMCA, a past Member of the Board of Trustees of Webb School and a prior Board Member of the East Tennessee Economic Development Agency. Currently, Robinette serves on the Pellissippi State Development Board and is involved with the Teens Encounter Christ program at St. John's Lutheran Church.

     According to Robinette, "The Knoxville environment creates exciting potential for Jefferson Federal Bank. The strong capital base of our company, $90 million in stockholder equity, will allow us to consider large commercial loans from the outset. Also, the establishment of our retail branches in late 2005 and early 2006 will enable us to focus on residential and consumer lending."

     He and his wife, Sarah, attend St. John's Lutheran Church. They have two children, George and Claire.

         This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

     Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421